TYSON FOODS, INC.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

THIRD AMENDMENT AGREEMENT

As of May 2, 2001

To Each of the Holders Listed
in the Attached Schedule of Holders

Gentlemen:

        Reference is made to the Amended and Restated Note Agreement, dated as of June 30, 1993, as amended by the separate Amendment Agreements dated as of November 1, 1994 and July 29, 1996 (the "Note Agreements"), between Tyson Foods, Inc., a Delaware corporation (the "Company"), and the respective institutional investors listed in the Purchaser Schedule and Schedule of Holders respectively attached thereto, which amended and restated the separate Note Agreements dated as of September 29, 1989, as amended, pursuant to which the Company issued Series E 10.33% Senior Secured Notes due September 29, 1999 in the original aggregate principal amount of $135,000,000 (the "Series E Notes"), Series F 10.61% Senior Secured Notes due September 29, 2001 in the original aggregate principal amount of $125,000,000 (the "Series F Notes") and Series G 10.84% Senior Secured Notes due September 29, 2006 in the original aggregate principal amount of $50,000,000 (the "Series G Notes"). On or prior to the date hereof, 100% of the aggregate principal balance, plus accrued interest and Yield-Maintenance Premium, if applicable, on the Series E Notes and Series F Notes has been paid in full by the Company. As of the date hereof, an aggregate principal amount of $50,000,000 of Series G Notes is outstanding. Capitalized terms used herein without definition have the meanings specified in the Note Agreements, as amended by this Third Amendment Agreement.

        The Company agrees with you as follows:

        1.      Amendment of the Note Agreements. The Company and the holder of the Series G Notes (the "Holder") hereby agree to the amendment of the Note Agreement, and the same is hereby amended, as set forth in Exhibit A attached hereto.

        2.      Effectiveness. The provisions of this Third Amendment Agreement shall not become effective until completion of the execution and delivery of this Third Amendment Agreement by the Holder. Upon completion of the foregoing, this Third Amendment Agreement shall be considered effective as of the date hereof.

        3.      Ratification. The Note Agreement, amended as hereinabove set forth, is in all respects ratified and confirmed, and the terms and conditions thereof, amended as hereinabove set forth, shall be and remain in full force and effect.

        4.      GOVERNING LAW. THIS THIRD AMENDMENT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE

GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

        5.      Counterparts. This Third Amendment Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Third Amendment Agreement to produce or account for more than one such counterpart.

TYSON FOODS, INC,

By: /s/ Dennis Leatherby
Title: Senior Vice President Finance
and Treasurer

The foregoing Third Amendment Agreement
is hereby accepted as of the date first above written.

JOHN HANCOCK MUTUAL LIFE INSURANCE
COMPANY

By: /s/ William h. Hasson
Title: Managing Director

EXHIBIT A

AMENDED PROVISION

1.         Each of Paragraphs 4A(ii) and 4F of the Note Agreement is hereby deleted in its entirety.

2.         Paragraph 6A(3) of the Note Agreement is hereby amended to read, in its entirety, as follows:

6A(3). Interest Coverage Ratio. The Company shall not permit, at any time during any Measurement Period, the ratio of (i) EBIT plus rental expenses of the Company and its consolidated Subsidiaries to (ii) Interest Expense plus rental expense of the Company and its consolidated Subsidiaries to be less than 1.75 to 1; provided, however, that said ratio for Measurement Periods ending June 30, 2001 and September 29, 2001 shall be no less than 1.50 to 1. The Interest Coverage Ratio for all Measurement Periods subsequent to September 29, 2001 shall return to 1.75 to 1.